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Exhibit 99.1

EXHIBIT A
SUMMARY OF CHANGES SET FORTH IN
AMENDMENT NO. 2 OF AMENDED AND RESTATED FEE LETTER(1)

        This Exhibit A summarizes the changes to the Fee Letter reflected in Amendment No. 2 of Amended and Restated Fee Letter ("Amendment No. 2").

  •
  Accrual of Commitment Fees. Under the terms of the Fee Letter, and prior to giving effect to the terms of Amendment No. 2, the commitment fees in respect of both the Senior Secured Credit Facilities and the Bridge Facility began accruing on February 24, 2004, the date of the execution of the initial Commitment Letter. Under the terms of Amendment No. 2, the commitment fees in respect of both the Senior Secured Credit Facilities and the Bridge Facility will not begin to accrue until the date that the Court enters an order approving the terms of the Exit Facilities. Prior to such date, no commitment fees will accrue and the Debtors shall have no liability in respect of any commitment fees that accrued prior to the execution of Amendment No. 2. As a result of this change to the Fee Letter, and assuming the Exit Facilities are approved by the Court on June 21, 2004, the aggregate savings to the Debtors will be approximately $17 million (which amount represents the aggregate amount of commitment fees that would have accrued on the Senior Secured Credit Facilities and the Bridge Facility from February 24, 2004 through June 21, 2004).(2)

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  Termination Fee. As previously disclosed to the Court, under the terms of Amendment No. 1 of Amended and Restated Commitment Letter, dated June 1, 2004, the Debtors obtained the ability to unilaterally terminate the Commitment Letter and all related documentation (and all, but not less than all, of the commitments of each Initial Lender and the obligations of each member of the Arranger Group) upon the execution of a definitive agreement, which has been approved by the Board of Directors of Adelphia Communications Corporation, pursuant to which the Debtors will sell all or substantially all of their assets, taken as a whole, or all or substantially all of the equity securities of Adelphia Communications Corporation, in each case, whether by way of asset sale, merger, consolidation or otherwise. Prior to the execution of Amendment No. 2, the Fee Letter required, as a condition to such termination, that the Debtors, among other things, make a one-time lump sum payment to the Initial Lenders in the amount of $10 million. Under the terms of Amendment No. 2, the Debtors will retain the ability to unilaterally terminate the Commitment Letter and all related documentation as provided above, but will not be required to pay the one-time lump sum payment of $10 million (although the Debtors will continue to be required, as a condition to termination, to pay the accrued and unpaid commitment fees (on the terms described above) and the accrued and unpaid expenses of the Initial Lenders, the Arranger Group and the Securities Arranger Group).

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  Total Savings to the Debtors. As a result of the changes reflected in Amendment No. 2, and assuming that the (i) Court approves the Exit Facilities on June 21, 2004 and (ii) Debtors were to elect to terminate the Exit Facilities in connection with a sale as contemplated above, the aggregate savings to the Debtors would be approximately $27 million, comprised of (A) the approximately $17 million the Debtors will save as a result of the change in the accrual date in respect of the commitment fees and (B) the $10 million termination fee which has been eliminated under the terms of Amendment No. 2.

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(1)
This summary and description of the changes to the terms of the Fee Letter is being provided for the convenience of the Court and parties in interest. In all instances, the actual terms of Amendment No. 2 will control. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Notice of Amendment of Financing Documents to which this summary is attached or the Motion, as the case may be.

(2)
Note that as previously disclosed to the Court, within three business days of the date that the Court enters an order approving the terms of the Exit Facilities, the Debtors will be required to make a one-time lump sum payment in respect of the Bridge Facility of $10 million. Amendment No. 2 does not modify this requirement.

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EXHIBIT A SUMMARY OF CHANGES SET FORTH IN AMENDMENT NO. 2 OF AMENDED AND RESTATED FEE LETTER(1)